PROSPECTUS

                         225,000 SHARES OF COMMON STOCK




                  THE PUBLISHING COMPANY OF NORTH AMERICA, INC.




INVESTING IN THE COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

This prospectus relates to the public offering of up to 225,000 shares of our common stock, which are being offered for sale by a selling stockholder.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                  The date of this prospectus is March 7, 2000




                  The Publishing Company of North America, Inc.
                              186 P.C.N.A. Parkway
                              Lake Helen, FL 32744

         YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF COMMON STOCK.


                                TABLE OF CONTENTS

Prospectus Summary ........................................................   2

Risk Factors ..............................................................   4

Forward-Looking Statements ................................................   9

Recent Developments .......................................................   9

Where You Can Find More Information .......................................  13

Selling Stockholder .......................................................  14

Plan of Distribution ......................................................  14

Legal Matters .............................................................  15

Experts ...................................................................  15



                               PROSPECTUS SUMMARY

         This summary highlights selected information contained later in this prospectus or in the documents which we are incorporating by reference. This summary may not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully including the "Risk Factors" which follow.

                  THE PUBLISHING COMPANY OF NORTH AMERICA, INC.
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OUR BUSINESS ..........................   We are a leading publisher of official
                                          bar association membership
                                          directories. We also publish
                                          membership directories for medical
                                          associations. Over approximately the
                                          last year, we have intentionally
                                          reduced the number of directories we
                                          publish in order to achieve
                                          profitability from our traditional
                                          publishing business. We believe that
                                          the publication of bar association and
                                          medical association membership
                                          directories has limited growth
                                          opportunities.

                                          At the same time, the Internet has
                                          opened a new opportunity for us to
                                          provide information, sell advertising
                                          and offer goods
--------------------------------------------------------------------------------

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                                          and services to the legal community
                                          and others. In 1999, we launched our
                                          Internet strategy featuring three
                                          websites consisting of a legal portal,
                                          an online directory of experts and
                                          vendors selling products and services
                                          to the legal community and an
                                          e-commerce store. As described later
                                          in this prospectus under "Recent
                                          Developments", we are not relying upon
                                          the e-commerce store at this time, and
                                          we are considering expanding our
                                          Internet strategy to meet the needs of
                                          the legal community and consumers. We
                                          believe the growing acceptance of the
                                          Internet creates a potential business
                                          opportunity; we also believe we can
                                          leverage upon our relationships with
                                          bar associations, our print directory
                                          clients and others to promote our
                                          online websites.

                                          In late 1999, we acquired the Internet
                                          address "attorneys.com." More
                                          recently, our board of directors
                                          adopted a resolution to change our
                                          corporate name from The Publishing
                                          Company of North America, Inc. to
                                          Attorneys.com, Inc. We intend to
                                          present this resolution at our annual
                                          shareholders meeting this Spring,
                                          expect that it will be approved and
                                          will officially change our name to
                                          Attorneys.com, Inc. at that time.

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
ABOUT THE PUBLISHING COMPANY              We are a Florida corporation organized
OF NORTH AMERICA ......................   in 1993. Our offices are located at:

                                          186 P.C.N.A. Parkway
                                          Lake Helen, FL
                                          32744-0280 (904) 228-1000

                                          Information about us is available on
                                          the Internet at www.pcna.com. The
                                          information contained at this website
                                          is not part of this prospectus.

--------------------------------------------------------------------------------



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

                                  THE OFFERING
--------------------------------------------------------------------------------
COMMON STOCK OFFERED ..................   We are not offering for sale any of
                                          the shares of common stock. 225,000
                                          shares are being offered for sale by
                                          InterWest Associates upon the exercise
                                          of warrants it holds. See "Selling
                                          Stockholder" for information about a
                                          description of the selling stockholder
                                          and the common stock offered for sale
                                          including the warrant exercise prices.

--------------------------------------------------------------------------------


                                  RISK FACTORS

         You should not purchase our common stock unless you can afford a complete loss of your investment. You should consider the following risks as well as the information contained in the reports and proxy statement that are incorporated in this prospectus.

RISKS RELATING TO OUR BUSINESS

IF WE CANNOT EFFECTIVELY MANAGE OUR GROWTH, WE MAY INCUR OPERATING LOSSES

         We recently launched our new Internet business. If our Internet business grows, this growth may place a further strain on our administrative, operational and financial resources and we may again lose money. We have limited management depth, and if we grow substantially in the future, we may not be able to hire the necessary senior and middle management personnel necessary to implement our programs. Following the closing of our initial public offering in the Spring of 1996, our print business grew. However, we encountered operational difficulties and sustained operating losses for a long period of time. For the years ended December 31, 1997 and 1998, we sustained operating losses of $405,811 and $627,134 and net losses of $346,242 and $885,337.

IF WE SUFFER MATERIAL LOSSES IN THE FUTURE OUR STOCK MAY BE DELISTED FROM NASDAQ

         Our stock currently meets Nasdaq listing requirements. If we sustain material losses in the future, there can be no assurance that our stock will meet the criteria for continued listing. If we are unable to satisfy Nasdaq's listing requirements, our stock may be delisted from Nasdaq, reducing our liquidity and our stock price.

BECAUSE WE DEPEND UPON THIRD PARTIES IN BOTH OUR PRINT AND INTERNET BUSINESSES, THEIR FAILURE TO TIMELY AND RELIABLY PROVIDE SERVICES TO US MAY RESULT IN THE LOSS OF REVENUES

         In our print directory business, we subcontract all of the printing of our bar and medical association directories to independent printing companies. If printers delay the delivery of directories, this could have the consequence of causing bar and medical associations, for which we are late in delivering directories, to terminate their agreements with us or of causing



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

advertisers to cancel their media agreements with us and request refunds of prepaid fees. Advertisers who are affected by delays in the delivery of directories, may also decline future print and Internet advertising opportunities with us.

         Our Internet business is similarly dependent upon third parties to provide all of the content and host and maintain our websites. To the extent that any or all of these third parties fail to meet their obligations to us, existing and prospective advertisers may lose confidence in our ability to attract and maintain a consistent Internet presence. Also, users of our websites would likely not visit our websites. Additionally, problems we encountered with Value America, which operates our e-commerce website, have prevented us from marketing this website to bar associations and their members. Due to these problems with Value America, we do not anticipate future online revenues from it. Moreover, it may reduce our future online revenues from third parties. For a description of the problems we encountered with Value America, see page 11 of the section of this prospectus entitled "Recent Developments."

WE WILL FACE INTENSE COMPETITION IN ALL ASPECTS OF OUR BUSINESS THAT MAY RESULT IN FUTURE OPERATING LOSSES

         WE FACE COMPETITION FOR CONTRACTS FOR PRINT DIRECTORIES
         We compete for print directory contracts with a number of other publishers of bar membership directories, including Legal Directories Publishing Company, a publisher of state bar directories, and Martindale-Hubbell which publishes what is considered to be the premier legal directory. Martindale-Hubbell is a well-recognized name to lawyers, which gives it an important competitive advantage. If we cannot compete effectively, we may suffer a significant decline in our print directory business in the future.

         OUR NEW ONLINE BUSINESS FACES INTENSE COMPETITION
         In our new online business, we face enormous competition from Internet companies, a few of which are oriented towards the legal market. These competitors are spending substantial sums advertising their websites and developing a brand-name recognition. These companies also have significant other competitive advantages including management depth. Because of our lack of significant assets, we may not be able to compete effectively in our online business. There are low barriers to entry, and competitors can launch new websites at a relatively low cost. We believe that our ability to compete online will be affected, among other factors, by our ability to:

         o develop and maintain a sufficiently large base of legal professionals and others who regularly visit our websites;

         o develop regular visitors to our websites based upon the features we offer, including attractive e-commerce products and services; and

         o provide visitors to America's Legal Superstore with incentives to order goods and services online and participate in e-commerce transactions.

Please see the risk factors beginning in the middle of page 6 that describe the hurdles our Internet business faces.

IF OUR CHIEF EXECUTIVE OFFICER IS NOT AVAILABLE, WE MAY LOSE PRINT DIRECTORY BUSINESS AND BE UNABLE TO ATTRACT FUTURE BUSINESS

         We rely heavily upon Mr. Peter S. Balise, our chief executive officer, in attracting and maintaining print directory agreements with bar and medical associations. If Mr. Balise resigns or is otherwise unavailable, we may be unable to renew existing directory agreements and attract new agreements with bar and medical associations. We believe Mr. Balise's relationships with bar association professionals are an important advantage and that it would be difficult and expensive to replace him.

IF WE, OR OUR VENDORS, ARE NOT YEAR 2000 COMPLIANT, OUR BUSINESS MAY BE DISRUPTED RESULTING IN A LOSS OF REVENUES AND OUR INCURRING SIGNIFICANT LOSSES

         We are dependent, to a substantial degree, upon the proper functioning of our computer hardware, software and other information technology systems, and on the proper functioning of the systems of our suppliers and service providers. A failure of these systems to correctly recognize dates beyond December 31, 1999, could materially disrupt our operations, delay the delivery of directories and prevent persons from using our websites. Disruptions or, in the worst case scenario, a complete failure of all of our services, also may arise as a result of us or third parties not being Year 2000 compliant. Any malfunction in our information technology systems, or those of our suppliers or third parties, could result in a loss of revenues and our incurring significant losses.

RISKS RELATED TO THE INTERNET

OUR LIMITED FINANCIAL RESOURCES MAY PREVENT US FROM ATTRACTING ENOUGH USERS OF OUR WEBSITES RESULTING IN LIMITED REVENUES FROM THE INTERNET

         We believe that our core business of publishing official bar and medical association directories has limited growth opportunities. For this reason, we are devoting substantial attention to our new Internet business. We are currently witnessing a period in which well-capitalized businesses are spending enormous sums advertising their websites. We have limited resources and cannot incur any significant expenses in advertising our websites. For this reason, we may not be successful in generating substantial revenues from our websites.

BECAUSE WE HAVE LIMITED INTERNET EXPERIENCE AND OUR INTERNET MODEL IS UNPROVEN, OUR INTERNET BUSINESS MAY NOT BE SUCCESSFUL

         We recently launched our Internet business. To date, we have generated limited revenues. Our current Internet business model, which is based on bar associations encouraging members to use our websites, is unproven. Because of our lack of experience and financial strength, we may not attract enough legal professionals and others to our websites to make them attractive to advertisers and product vendors. Accordingly, our Internet business may not be successful.

IF WE ARE NOT SUCCESSFUL IN INCREASING BRAND AWARENESS AMONG MEMBERS OF THE LEGAL COMMUNITY AND INCREASING VISITS TO OUR WEBSITES, OUR INTERNET BUSINESS WILL NOT BE SUCCESSFUL

         The future success of our Internet business will depend, in part, upon our ability to increase our brand awareness. In order to build brand awareness and increase usage of our websites, we must succeed in our marketing efforts and provide high-quality services and continue to add content, products and services that satisfy the needs of the legal community and others. Our ability to increase advertising and produce revenues from our websites will depend in part on the success of this marketing campaign. If our marketing efforts are unsuccessful and we cannot increase our brand awareness, our Internet business will not be successful.

IF THE INTERNET BECOMES AN UNRELIABLE MEANS FOR PROVIDING PRODUCTS AND SERVICES, OUR ONLINE REVENUES WILL BE REDUCED

         Because of Internet growth, the Internet infrastructure may not be able to meet the demands placed upon it and reliability may decline. In addition, our present and any future websites may experience interruptions in service as a result of outages or other delays. Any of these factors could reduce the use of our websites significantly, which would reduce our future online revenues. We have not experienced any of these problems, except that Value America has failed to provide reports and services to us as disclosed under "Recent Developments" beginning at page 9 of this prospectus.

IF ADVERTISERS THAT ADVERTISE IN OUR PRINT DIRECTORIES DO NOT ACCEPT THE INTERNET AS AN ADVERTISING MEDIUM, OUR ABILITY TO GENERATE REVENUES FROM THE INTERNET MAY BE LIMITED

         The success of our websites partly depends upon the willingness of advertisers in our print directories to advertise online. Many of these advertisers have little or no experience using the Internet for advertising purposes. These businesses may find advertising on the Internet to be less effective for promoting their products and services relative to traditional advertising media. As a result, our future Internet revenues may be limited.

IF WE ARE NOT SUCCESSFUL IN COMPETING FOR INTERNET ADVERTISERS, OUR INTERNET BUSINESS WILL NOT BE SUCCESSFUL

         All of our Internet revenues have come from the sale of advertising. We compete for a share of the advertising budget of those advertisers seeking to reach the legal community, including websites operated by direct and indirect competitors, traditional print media, and radio and television stations. If we cannot assure advertisers that their advertising results in meaningful business to them, we will not be successful in this aspect of our business.

IF THE THIRD PARTIES WE RELY UPON FOR E-COMMERCE TRANSACTIONS ARE UNABLE TO GENERATE SIGNIFICANT SALES FROM E-COMMERCE TRANSACTIONS, THE ROYALTIES PAID TO US WILL BE LIMITED

         Because the goods and services we are offering and intend to offer through others on the Internet are available elsewhere, both on the Internet and through conventional retail outlets, we may not be successful in the e-commerce market. Because we receive limited royalties or commissions from our e-commerce programs, the third parties must achieve very high sales for us to recognize meaningful revenues.

NEW LAWS AND REGULATIONS RELATING TO THE INTERNET MAY REDUCE THE USAGE OF THE INTERNET AND INCREASE OUR COSTS OF DOING BUSINESS ONLINE

         There are an increasing number of laws and regulations pertaining to the Internet, and additional laws and regulations may be enacted in the future. These laws and regulations may relate to liability for information retrieved from or transmitted over the Internet, online content, user privacy, taxation and the quality of products and services. Moreover, the applicability to the Internet of existing laws governing intellectual property ownership, copyright, trademark, trade secret, obscenity, libel, gambling, employment, privacy and other issues is uncertain and developing. Any new law or regulation relating to the Internet or the application or interpretation of existing laws, could decrease the demand for the Internet as a vehicle for information and commerce and could increase the cost of our conducting business and otherwise impair our ability to generate revenues or derive profits from the Internet.

OUR WEBSITES ARE VULNERABLE TO SECURITY BREACHES AND SIMILAR THREATS WHICH COULD RESULT IN OUR LIABILITY FOR DAMAGES AND HARM TO OUR REPUTATION

         Despite the implementation of network security measures by third parties operating our websites, our websites are vulnerable to computer viruses, break-ins and similar disruptive problems caused by Internet users. These occurrences could result in our liability for damages, and our reputation could suffer. The circumvention of our security measures may result in the misappropriation of such proprietary information as credit card and social security numbers. Any such security breach could lead to interruptions and delays and the cessation of service to our customers and could result in a decline in revenues.


RISK RELATING TO OUR COMMON STOCK

WE ARE CONTROLLED BY OUR CHIEF EXECUTIVE OFFICER, WHICH MEANS HE MAY STOP A THIRD PARTY FROM ACQUIRING US EVEN IF IT IS IN THE BEST INTERESTS OF OUR STOCKHOLDERS AND AS A RESULT HIS CONTROL MAY REDUCE THE PRICE OF OUR COMMON STOCK

         Mr. Peter S. Balise, president and chairman of our board of directors, owns approximately 42% of our outstanding common stock. As a practical matter, he will have sufficient voting power to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of substantially all of our assets. The concentration of ownership of our common stock could delay or prevent a proxy contest, merger, tender offer or purchases of our common stock that could give our stockholders the opportunity to realize a premium over the then-prevailing market price for our common stock. This may have the effect of decreasing the market price of our common stock.

OUR COMMON STOCK PRICE MAY BE HIGHLY VOLATILE AND INVESTORS MAY NOT BE ABLE TO SELL THEIR STOCK AT OR ABOVE CURRENT MARKET PRICES

         At times this year, the market price of our common stock has been highly volatile. At the same time, the stock market in general, and the market for Internet-related technology companies in particular, has been highly volatile. If, as a result of our new Internet business, we are perceived as an Internet company, our common stock price may become more volatile in the future. Investors may not be able to resell their shares of our common stock following periods of volatility because of the market's adverse reaction to such volatility. We cannot assure you that our common stock will trade at the same levels as other Internet stocks, or that Internet stocks in general will sustain their current market prices.

         Factors that could cause our common stock price to be volatile may include:

         o    actual or anticipated variations in quarterly operating results,
         o    announcements of results concerning our new Internet business,
         o    new products or services,
         o    changes in financial estimates by securities analysts,
         o    changes in conditions or trends on the Internet industry,
         o    changes in the market valuations of Internet companies,
         o changes in how the market perceives us and how it perceives the nature of our business,
         o    announcements by us or competitors of significant acquisitions,
         o    strategic partnerships or joint ventures,
         o    additions or departures of key personnel, and
         o    sales of common stock.

         Many of these factors are beyond our control. These factors may reduce the market price of our common stock, regardless of our operating performance.


                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements that address matters that include our expectations with regard to our print directory business and our Internet business. In addition to these statements, trend analysis and other information including words such as "seek", "anticipate", "believe", "plan", "estimate", "expect", "intend" and other similar expressions are forward-looking statements. These statements may be found in the section of this prospectus entitled "Risk Factors". We anticipate that some or all of the results will not occur because of various factors including, but not limited to all of the risks discussed in "Risk Factors".


                               RECENT DEVELOPMENTS

         We generate revenues primarily from the sale of advertising in membership directories. Our traditional model for print directories was to distribute them free to all members of bar or medical associations. Under our free program, we are required to print directories for each association member; this maximizes printing expenses. In the Spring of 1998, we implemented a new method of distributing our membership directories to bar associations that we call our directory participation program. Under our directory participation program, we offer participating bar associations the opportunity to share revenue with us from the sale of directories to members. This program results in reducing circulation because not all members purchase the membership directories while at the same time reducing printing costs. Ultimately, we anticipate advertising revenues may be less under this program. However, due to a variety of factors affecting future advertising sales, it will not be practicable to quantify the impact this program will have on future advertising revenues. Presently, approximately half of the membership directories we publish are for associations that have elected the directory participation program.

         At the beginning of 1999, all of our print directory operations began to be conducted through our wholly-owned subsidiary, PCNA Communications Corporation, which we organized in the fourth quarter of 1998. PCNA Communications has been conducting operations of our online vendor directory business that we launched on September 9, 1999. Both PCNA Communications and Attorneys Online, Inc., another wholly-owned subsidiary which we organized in the first quarter of 1999, have conducted the business of America's Legal Superstore, our online e-commerce business which we launched on August 3, 1999.

         Our president and chief executive officer is concentrating the great majority of his time on expanding our new Internet business. He recently spearheaded the negotiations through which Attorneys Online, Inc., purchased the rights to the Internet address, attorneys.com. With this new website, we plan to begin to evaluate different marketing strategies for Internet operations. To date, we have spent only a limited amount of money in marketing and advertising our new websites. Our primary marketing to date has consisted of seeking to work with bar associations in order to encourage their members to visit our websites. This program which we call our association alliance program involves our sharing a portion of the revenues we will generate from e-commerce as a result of purchases by a participating association's members. To date bar associations that have joined our association alliance program include the state bars of Massachusetts, Connecticut, Delaware, Virginia and Montana. Because of problems we have encountered with Value America as described on page 11 of this prospectus, we have not expanded our association alliance program to other state bar associations in order to preserve our credibility.

         However, we recognize that significant sums of money are currently being spent by well-capitalized public and privately-held companies marketing their websites. We do not have significant capital for marketing and advertising our websites. Our association alliance program may not be successful in competing with the better-funded companies marketing their e-commerce websites. We are engaged in discussions with investment bankers relating to providing financing to permit us to advertise and market our websites in order to gain market share. We do not know if these negotiations will be fruitful and if we will ultimately have sufficient capital for these purposes.

         In connection with our acquisition of the Internet address attorneys.com, we issued the sellers four-year non-interest bearing promissory notes in the total amount of $100,000. We also issued to the sellers warrants to purchase 100,000 shares of Attorneys Online, Inc. common stock exercisable for four years at $2.25 per share. We recently agreed to cancel these warrants in exchange for warrants to purchase 100,000 shares of our common stock at $2.25 per share exercisable over the same four-year period that the Attorneys Online warrants were exercisable. In the event that we have more than 15,000,000 shares of common stock outstanding, the warrants will be adjusted to permit the holders to purchase more shares. The sellers have the option to either exercise the warrants or have the notes paid. If the notes are pre-paid, the amount of the note payments will range from $25,000 if paid prior to October 28, 2000 or $100,000 if paid after October 28, 2002. If on the due date of the notes of October 28, 2003 the notes have not been paid, we may extend the due date for an additional nine years in which case the notes increase to $500,000, payable $50,000 per year.

         We recently acquired the rights to another intangible asset in exchange for the issuance of four year warrants to purchase our common stock at $2.188 per share. We purchased these rights to have the asset available for our use as part of our future Internet strategy. We estimate that these warrants and the warrants we issued to acquire the attorneys.com website will result in a future non-cash operating expense of approximately $201,000 that we will amortize over the next five years including approximately $3,000 for the fourth quarter of 1999.

         During 1999, we created three new websites designed to serve members of the legal community and others seeking legal information. We introduced the first website, www.lawlinks.com, at the American Bar Association annual convention on August 3, 1999. This website is designed to be a portal or an entrance into the Internet. This website consists primarily of a variety of legal information useful to lawyers as well as members of the general public. Photobooks, Inc.compiles the information on this website from information contained elsewhere on the Internet. This information may be viewed on lawlinks.com or through links to the other websites. There are also direct links to our other two websites as well as to the Martindale-Hubbell Lawyer Locator and FindLaw, a leading Internet legal research service. There is also a link to Emplawyernet.com, on online legal search firm containing listings of available law jobs. In November 1999, we added a travel agency feature to lawlinks.com. This feature is operated by Travelocity, a leading Internet provider of travel services. For all airline tickets, cruises, hotels, rental cars and other travel services purchased, we will receive a small royalty from Travelocity. Additionally, lawlinks.com has a link to amazon.com, a leading online seller of books and other merchandise.

         We launched our second website located at www.lawmiles.com also on August 3, 1999. This website features our online shopping mall that we call America's Legal Superstore. It is actually operated by Value America, Inc. Except for identifying our brandname and the links to our other websites, this website is identical to Value America's website. As an affiliate program, we receive a commission from Value America based upon Value America's sales through our website. To date, the site has generated only nominal revenues. In late December 1999, Value America announced it was laying off approximately one-half of its employees and refocusing its business by eliminating unproductive product lines. As a result of Value America's failure to provide reports, pay revenues to us and set up the law miles accounts (redeemable for frequent flyer miles) as required by our agreement with Value America, we have commenced an arbitration proceeding against it. We also are seeking recovery for damage to our reputation.

         Our third website is www.thelegalsource.com, which is our online vendor directory. We launched this website on September 9, 1999. This website is a comprehensive online directory that features experts and product and service providers to the legal community. It is searchable on either a statewide or local area basis and by category. This website features pull-down menus which permit the user to easily locate the type of expert, product or service desired.

         We generate revenues on this website from the sale of listings to advertisers. We began selling online listings in May 1999 and recognized $281,000 of revenues in the quarter ended September 30. Primarily because of the shorter time available for selling online advertising, we estimate that fourth quarter's Internet revenues from the sale of listings will be less than one-half of the third quarter's Internet revenues. Also, during the fourth quarter we began selling Internet listings for the online vendor directory as part of a package consisting of advertising for our print membership directories and online Internet listings; whereas through the third quarter we had sales staff dedicated to selling Internet listings only.

         In 2000, we intend to begin selling banner advertising for our websites in order to generate additional revenues. However, as a practical matter, until we can demonstrate that there is a substantial number of visitors to our websites, we will not be successful in achieving significant revenues from banner advertisements. As a result of our experience with Value America, we are currently refocusing our Internet strategy. Furthermore, in 2000, we are planning to launch a new website at www.attorneys.com. We are currently defining the products and services that are to be featured on this new portal. We are currently engaged in preliminary discussions with others concerning possible acquisitions or strategic partnerships which would permit us to expand our Internet business and provide additional services to the legal community and to consumers seeking legal information. We cannot assure you that any of these discussions will lead to agreements or that we will be able to expand our online business.

         On January 14, 2000, Mr. Richard C. Silver resigned from our board of directors for personal reasons. At the same time, Mr. Russell A. Perkins resigned from our board of directors due to a potential conflict because his brother works for a competitor. At the same time, Mr. Matt Butler replaced Mr. Silver on our board of directors, leaving one vacancy. Mr. Butler previously served on our board of directors from June 1996 to August 1998. In conjunction with his appointment to our board of directors, Mr. Butler purchased 115,000 shares of our common stock at the then current market price of $2.188 per share, investing a total of $251,620. Mr. Butler also received a grant of 4,000 vested options exercisable at $2.188 per share. Additionally, Mr. Butler is providing part-time business consulting services for us relating to marketing of our websites. In exchange for these services, we have issued Mr. Butler 10,000 options exercisable at $2.188 per share. These options will vest upon completion of the services, which is expected to be around late April 2000.

         On February 18, 2000, we sold a total of 790,513 shares of our common stock to four investment funds in exchange for $2,000,000. The investment funds acquired their common stock for investment, and they did not receive any registration rights.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public conference rooms. Our SEC filings are also available on the SEC's Internet site at www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Later information we file with the SEC will update and modify this information. We are incorporating by reference the documents listed below and any future filings made with the SEC under the Securities Exchange Act of 1934 until the warrant holder completes its offering of 225,000 shares of common stock.

         o Our annual report on Form 10-KSB for the year ended December 31, 1998, as amended by Form 10-KSB/A filed December 14, 1999.

         o Our quarterly reports on Form 10-QSB for the quarters ended March 31, 1999; June 30, 1999, as amended by Form 10-QSB/A No. 2 filed February 24, 2000; and September 30, 1999, as amended by Form 10-QSB/A filed February 24, 2000.

         o Our Proxy Statement for our annual meeting of stockholders held on May 24, 1999.

         o The description of our common stock contained in our registration statement on Form 8-A, filed in 1996.

         o All other reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         James M. Koller, CFO
         The Publishing Company of North America, Inc.
         186 P.C.N.A. Parkway
         Lake Helen, FL  32744
         (904) 228-1000

                               SELLING STOCKHOLDER

         The 225,000 shares of common stock are being offered for sale by InterWest Associates. Ajay Anand, a partner of InterWest, is a beneficial owner and has the power to sell the shares. InterWest Associates is currently providing financial public relations services for us under an agreement entered into on July 8, 1999. We are paying InterWest Associates a fee over the 12 month period of the agreement at a rate of $6,000 for the first month, $5,000 for each of the next two months and $3,000 per month for the remaining nine months. We have had no other relationship with InterWest Associates in the past. InterWest Associates has advised us that it does not own any of our securities except for warrants we issued to it permitting it to purchase from us 225,000 shares of our common stock. It intends to offer for sale all 225,000 shares of common stock.

         The 225,000 shares of common stock may be purchased from us on the terms and subject to the conditions contained in the table below:

          No. of       Exercise     Lock-up on
         Warrants       Price       Sales Until           Expiration Date
         --------------------------------------------------------------------
          25,000        $1.6875      N/A                   January 7, 2001
          25,000        $2.50        N/A                   February 7, 2001
          25,000        $3.00        N/A                   March 7, 2001
          16,667        $3.50        N/A                   April 7, 2001
          16,667        $4.00        N/A                   May 7, 2001
          16,667        $4.50        N/A                   June 7, 2001
          16,667        $5.00        N/A                   July 7, 2001
          16,667        $5.50        N/A                   August 7, 2001
          16,667        $6.00        March 8, 2000         September 7, 2001
          16,667        $6.50        April 8, 2000         October 7, 2001
          16,667        $7.00        May 8, 2000           November 7, 2001
          16,664        $7.50        June 8, 2000          December 7, 2001


The lock-up on sales means that even if the warrants are exercised, the shares of common stock may not be sold until the applicable dates.


                              PLAN OF DISTRIBUTION

         The shares covered by this prospectus may be offered and sold at any time by the selling stockholder subject to the lock-ups described above. The selling stockholder will act independently in making decisions with respect to the timing, manner and size of each sale. The selling stockholder may sell the shares being offered on the Nasdaq SmallCap Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, at varying prices or at negotiated prices.

         Broker-dealers may receive compensation in the form of commissions, discounts or concessions from the selling stockholders in amounts to be negotiated in connection with sales.

These brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. In this case, any commissions, discounts or concessions received by broker-dealers and any profit on the resale of the shares sold by them may be deemed to be underwriting compensation under the Securities Act. Compensation to be received by any broker-dealers and retained by the selling stockholders in excess of usual and customary commissions will, to the extent required, be set forth in a supplement to this prospectus.

         We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Securities Exchange Act may apply to sales of the shares of common stock offered in the market and to the activities of the selling stockholder and its affiliates. In addition, we will make copies of this prospectus available to the selling stockholder and have informed it of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares of common stock. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.


                                  LEGAL MATTERS

         Michael Harris, P.A., West Palm Beach, Florida, will pass upon the validity of the shares of common stock being offered with this prospectus.


                                     EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-KSB/A for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

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                                                           225,000 SHARES

                                                      THE PUBLISHING COMPANY OF
                                                         NORTH AMERICA, INC.

                                                            COMMON STOCK




                                                           --------------

                                                             PROSPECTUS

                                                           --------------






                                                            MARCH 7, 2000


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